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                                                                   Exhibit 4.4.2

                     SEE PAGES 2 AND 3 FOR IMPORTANT NOTICE
                    REGARDING RESTRICTIONS ON TRANSFERABILITY
                              AND OTHER INFORMATION

Number                                                                 Shares of
       ---                                              ---------------
                                                     Convertible Preferred Stock
                                                                   Series 1997-A


                        BURNHAM PACIFIC PROPERTIES, INC.
                             a Maryland corporation


         THIS CERTIFIES that _______________________________ is the record holder of _________________________shares of Series 1997-A Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of Burnham Pacific Properties, Inc., a Maryland corporation (the "Corporation"), transferable only on the share register of the Corporation, in person or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned.

         The shares represented by this certificate are convertible into shares of Common Stock, par value $0.01 per share, of the Corporation and redeemable, both as set forth in the Articles Supplementary of the Corporation relating to the Preferred Stock (the "Articles Supplementary").

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by its duly authorized officer this ___ day of ___________, 19___.



                                      SEAL
----------------------------------        --------------------------------------
Secretary                                    Vice President


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NOTICE:  THE SIGNATURE OF THE TRANSFEROR MUST CORRESPOND WITH THE
NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY
PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE
WHATSOEVER.

                          NOTICE OF ELECTION TO CONVERT

         THE UNDERSIGNED HEREBY IRREVOCABLY ELECTS TO CONVERT _____________ SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE INTO SUCH NUMBER OF SHARES OF COMMON STOCK OF THE CORPORATION AS DETERMINED IN ACCORDANCE WITH AND SUBJECT TO THE TERMS OF SECTION 5 OF THE ARTICLES SUPPLEMENTARY RELATING TO THE PREFERRED STOCK.

         [NOTICE TO HOLDER: INCLUDE ANY OTHER INFORMATION REQUIRED BY THE ARTICLES OF AMENDMENT AND RESTATEMENT OF THE
CORPORATION, AS AMENDED, AND THE ARTICLES SUPPLEMENTARY.]


DATED                              , (19)(20)
       ----------------------------          -----------------------------------
                                             SIGNATURE


                                IMPORTANT NOTICE

         The securities represented by this certificate has not been registered under the Securities Act of 1933, as amended (the "Act"), and have been issued pursuant to exemptions under the Act and under applicable state securities laws. Such securities may not be sold, offered for sale, pledged or hypothecated except (i) pursuant to an effective registration statement with respect to such securities under the Act, (ii) to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Act, (iii) pursuant to and in compliance with Rule 144 under the Act, or (iv) pursuant to an exemption from or in a transaction not subject to the registration requirements of the Act and any applicable state securities laws provided that the Corporation shall have been provided an opinion of counsel satisfactory to the Corporation that such registration is not required under the Act and such securities laws.

         The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporation and Associations Articles of the Annotated Code of Maryland with respect to the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and (i) the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and (ii) the authority of the Board of Directors to set the relative rights and preferences or subsequent series. Any such

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summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter of the Corporation, as amended and supplemented to the date of this certificate (including the Articles Supplementary), and as the same may be further amended or supplemented from time to time, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of Corporation as its principal office.

The shares of Preferred Stock represented by this certificate are subject to restrictions on transfer for the purpose of maintenance of the Corporation's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person, other than Excepted Holder, shall (i) Beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit, or (ii) Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted holder Limit for such Excepted Holder. No Person shall (i) Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(n) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise [failing] to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), or (ii) Beneficially Own shares of Capital Stock that would result in Beneficial Ownership of Capital Stock by fewer than 100 Persons (as determined under Section 856(a)(5) of the Code). All capitalized terms in this legend have the meanings defined in the Corporation's Articles of Amendment and Restatement, as amended and supplemented to the date of this certificate and as the same may be further amended or supplemented from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office. If the restrictions on transfer are violated, the shares of Preferred Stock represented hereby will be automatically exchanged for Excess Shares which will be held in trust by the Trustee of a Trust for the exclusive benefit of the Charitable Beneficiary designated by the Corporation. The foregoing summary of the restrictions on transfer of shares of Preferred Stock is qualified in its entirety by references to the Corporation's Articles of Amendment and Restatement, as amended to the date of this certificate and as the same may be further amended from time to time.




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